Exhibit 10.1

14114 CHINKAPIN DRIVE ◆ ROCKVILLE, MD 20850 WWW.WEINSWEIGADVISORS.COM

November 21, 2011

Todd Hays
President & CEO
Game Trading Technologies, Inc.
10957 McCormick Road
Hunt Valley, Maryland 21031
E-mail: toddhays@gtti.com

The purpose of this letter is to set forth the terms of the engagement between WeinsweigAdvisors LLC (“WA”) and Game Trading Technologies, Inc., and Certain Subsidiaries (collectively, the “Companies”).  Upon execution of this letter by the parties below and the consent of the parties indicated in the signature blocks below, this letter will constitute an agreement between the Companies and WA.

1.	Description of Services

Marc Weinsweig (“Weinsweig”) will serve as Chief Restructuring Officer (“CRO”) of the Companies, reporting to the Board of Directors. WA will also provide the assistance of its staff to serve as Temporary Employees of the Company.  The CRO and Temporary Employees shall be considered to stand within the attorney client privilege among or between the Company and its counsel.

Our scope will encompass the following activities:

●	Assist with communications to key stakeholders including the secured lender, 2nd and 3rd lienholders, unsecured creditors, Board of Directors, employees and potential buyers;
●	Analyze and monitor short-term cash flow and financing requirements;
●	Continue to assess various strategic alternatives to maximize value;
●	Develop a plan of reorganization including an integrated financial model to potentially serve as a contingency to a 363 asset sale;
●	Lead contingency planning efforts for a potential bankruptcy filing and aid in the completion of bankruptcy reporting requirements should a bankruptcy occur;
●	Lead the process related to a potential sale of the business including identifying potential buyers, preparing due diligence materials and negotiating terms with potential buyers; and,
●	Provide such other similar services as may be requested by the Companies.

2.	Compensation

Our fee will be $150,000 through January 16, 2012 and paid in advance in three installments:  (1)  $50,000 on or before December 2, 2011 (2) $50,000 on or before December 16, 2011 and (3) 50,000 on or before December 30, 2011, plus reimbursement of out-of-pocket expenses such as travel, lodging and duplication charges. Should additional assistance be required after January 16, 2012, WA will provide you with a budget (“Budget”) on or before January 16, 2012 and earn an hourly rate of $400 for work completed after January 16, 2012, not to exceed the Budget without your permission.  WA shall be reimbursed for reasonable fees and expenses of its counsel incurred in connection with enforcement of this agreement.   The contract can be modified any time upon the mutual consent of both parties.

3.	Conflicts

WA is not currently aware of any relationship that would create a conflict of interest with those parties-in-interest of which you have made us aware except that we wish to bring your attention to the following.  WA has served companies in numerous cases, both in and out of court, it is possible that WA may have rendered services to or have business associations with other entities or people, which had or have or may have relationships with key parties.  In the event you accept the terms of this engagement, WA will not represent the interests of any such entities in connection with this matter.

14114 CHINKAPIN DRIVE ◆ ROCKVILLE, MD 20850 WWW.WEINSWEIGADVISORS.COM

4.	Confidentiality

WA shall keep as confidential all non-public information received from the Companies in conjunction with this engagement, except:  (i) as requested by you; (ii) as required by legal proceedings or (iii) as reasonably required in the performance of this engagement.  All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public.

5.	Indemnification

The Companies agrees to indemnify and hold harmless each of WA’s members, employees, agents, representatives and subcontractors (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities, penalties, obligations and expenses (including the costs for counsel or others as and when incurred in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions)) as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties' acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's willful misconduct.  The Companies also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Companies for or in connection with the engagement of WA, except to the extent for any such liability for direct and actual damages that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's willful misconduct.  Without limiting the foregoing exculpation, in no event shall WA have any liability for any special, positive, indirect or consequential damages.  The Companies further agree that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.   The Companies shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise.   Neither termination of the Agreement nor termination of WA’s engagement nor the filing of a petition under Chapter 7 or 11 of the United States Bankruptcy Code (nor the conversion of an existing case to one under a different chapter) shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.  In addition to the above indemnification, WA personnel serving as employees of the Company will be entitled to the benefit of the most favorable indemnities provided by the Companies to its officers and directors, whether under the Companies’ by-laws, certificates of indemnification, by contract or otherwise.  The Companies agree that it will cover Weinsweig in its Directors and Officers insurance.

14114 CHINKAPIN DRIVE ◆ ROCKVILLE, MD 20850 WWW.WEINSWEIGADVISORS.COM

6.	Miscellaneous

This engagement letter and indemnity provisions:  (a) shall be governed and construed in accordance with the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter hereof; and (c) may not be amended or modified except in writing executed by both parties hereto.  Each of the parties hereto agrees (a) to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of WA hereunder; (b) that, to the extent permitted by applicable law, any Federal Court sitting within Maryland shall have exclusive jurisdiction over any litigation arising out of this Agreement; (c) to submit to the personal jurisdiction of the Courts of the United States District Court in Maryland; and (d) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of Maryland for any litigation arising in connection with this engagement letter.  The rights and obligations herein may not be assigned by any party without the other parties’ prior written consent.

Please sign the enclosed copy of this engagement letter and the attached indemnification agreement to acknowledge your agreement with their terms.

Very truly yours,

WeinsweigAdvisors LLC

/s/
Todd Hays
President & CEO
Game Trading Technologies, Inc.